Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Aaron Abramovitz
404-506-0780
apabramo@southernco.com
October 31, 2016

Southern Company reports third quarter earnings

ATLANTA - Southern Company today reported third quarter 2016 earnings of $1.1 billion, or $1.18 per share, compared with earnings of $1.0 billion, or $1.05 per share, in the third quarter of 2015. For the nine months ended September 30, 2016, earnings were $2.2 billion, or $2.39 per share, compared with $2.1 billion, or $2.30 per share, for the same period in 2015.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $1.2 billion, or $1.28 per share, during the third quarter of 2016, compared with $1.1 billion, or $1.17 per share, during the third quarter of 2015. For the nine months ended September 30, 2016, excluding these items, Southern Company earned $2.5 billion, or $2.64 per share, compared with earnings of $2.2 billion, or $2.45 per share, for the same period in 2015.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2016	2015	2016	2015
Net Income - As Reported	$1,145	$959	$2,242	$2,096
Estimated Loss on Kemper IGCC	63	150	197	182
Tax Impact	(24)	(57)	(76)	(70)
Acquisition and Integration Costs	43	16	107	16
Tax Impact	(14)	(4)	(34)	(4)
Additional MCAR Settlement Costs	-	-	-	7
Tax Impact	-	-	-	(3)
Subtotal	$1,213	$1,064	$2,436	$2,224
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension	(7)	-	(7)	-
Tax Impact	(1)	-	(1)	-
Southern Company Gas Earnings,	(46)	-	(46)	-
net of Acquisition and Integration Costs
Tax Impact	18	-	18	-
Acquisition Debt Financing Costs	68	-	107	-
Tax Impact	(26)	-	(41)	-
Net Income - Excluding Items	$1,219	$1,064	$2,466	$2,224
Adjusted Average Shares Outstanding - Acquisition Financing (in millions)	954	910	935	910
Basic Earnings Per Share - Excluding Items	$1.28	$1.17	$2.64	$2.45
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers for the third quarter of 2016 were positively influenced by warmer than normal weather, retail revenue effects at Southern Company’s traditional electric operating companies and stronger-than-expected performance of its Southern Power subsidiary. Earnings were negatively influenced by increased shares outstanding.

“We are pleased with the performance of our electric and gas businesses so far this year, including the strong performance of our wholesale generation subsidiary, Southern Power,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “For the first time, our reported earnings include results from Southern Company Gas, including the recent investment in the Southern Natural Gas pipeline. With these investments and the recently announced strategic alliance between our PowerSecure subsidiary and Bloom Energy, Southern Company continues to build the future of energy for the benefit of the customers and communities we are privileged to serve.”

Third quarter 2016 operating revenues were $6.3 billion, compared with $5.4 billion for the third quarter of 2015, an increase of 16.0 percent. Southern Company Gas accounted for $0.5 billion of the increase in operating revenues for the third quarter of 2016. For the nine months ended September 30, 2016, operating revenues were $14.7 billion, compared with $13.9 billion for the same period in 2015, an increase of 5.7 percent.

Southern Company’s third quarter earnings slides with supplemental financial information, including its earnings estimate for the fourth quarter of 2016, earnings guidance for 2017 and the company’s financial outlook for the next five years, are included in the October 31, 2016 Analyst Day materials available at
http://investor.southerncompany.com.

Southern Company’s Analyst Day presentation will begin at 8:45 a.m. Eastern Time today, during which Fanning, Chief Financial Officer Art P. Beattie and other members of the company’s executive management team will discuss earnings, provide a general business update and discuss the company’s long-term outlook. Investors, media and the public may listen to a live webcast of the call and view associated slides at
http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 44,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million electric and gas utility customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric utilities in four states, natural gas distribution utilities in seven states, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including carbon-free nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity by DiversityInc, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a Top Employer for Hispanics by Hispanic Network. The company has earned a National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development and is continually ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

# # #